For Immediate Release

Patrick Industries Completes Private Placement

ELKHART, Ind., March 12, 2008 – Patrick Industries, Inc. (NASDAQ: PATK) announced today that it had completed the previously announced sale of 1,125,000 shares of its common stock to Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) at $7.00 per share, for an aggregate purchase price of $7,875,000. Proceeds from the sale of common stock were used to prepay approximately $7.7 million of the $14.8 million in principal currently outstanding under the Company’s 9.5% Senior Subordinated Promissory Notes (the “Notes”), as well as to pay the related accrued interest. The Notes were originally issued to Tontine in May 2007 as part of the financing for the Company’s acquisition of Adorn Holdings, Inc.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a manufacturer of component products and a distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial sectors and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include laminated decorative vinyl and paper panels, wrapped mouldings, stiles and battens, hardwood, foiled and membrane pressed cabinet doors, drawer sides, slotwall materials, cabinet components for the electronic industry, countertops, aluminum extrusions, and printed decorative vinyl films. Patrick also distributes drywall and drywall finishing supplies, residential and commercial flooring including Beauflor resilient flooring, particleboard, exterior siding, interior passage doors, roofing products, high pressure laminates, insulation, and many other construction or OEM related materials.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Patrick does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Patrick’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

###

Contact:

Ryan McGrath, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com